PROSPECTUS SUPPLEMENT                          REGISTRATION NO.  333-63924
(To Prospectus dated March 23, 2005)           Filed Pursuant to Rule 424(b)(3)





                                [OBJECT OMITTED]



                         300,000,000 Depositary Receipts
                          CP HOLDRSSM Deposit Facility



     This  prospectus  supplement  supplements   information  contained  in  the
prospectus dated March 23, 2005, relating to the sale of up to 300,000,000 depositary receipts by the CP HOLDRSSM Deposit Facility.

     The name, ticker symbol, share amounts and primary trading market of each company represented by a round-lot of 100 CP HOLDRS is as follows:

                                                     Share         Primary
         Name of Company(1)           Ticker        Amounts    Trading Market
-------------------------------------------------------------------------------
EnCana Corporation                     ECA           136.8          NYSE
Fording Canadian Coal Trust            FDG           49.8           NYSE
Canadian Pacific Railway Company       CP            50             NYSE


(1) Effective May 18, 2006, Fairmont Hotels & Resorts Inc. (NYSE ticker "FHR") is no longer an underlying constituent of the CP HOLDRS Trust, as a result of the merger of Fairmont Hotels & Resorts Inc. and affiliates of Kingdom Hotels International and Colony Capital, LLC. For the 0.25 shares of Fairmont Hotels & Resorts Inc. per share of CP HOLDRS, The Bank of New York received U.S.$11.25 and on May 20, 2006 distributed U.S.$11.25 per depositary share.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2006.